Exhibit 10.1

BUSINESS LOAN AGREEMENT

This Agreement dated as of May 15, 2003, is between Bank of America, N.A. (the “Bank”) and TRM Corporation (the “Borrower”).

1.                                       FACILITY NO. 1:  LINE OF CREDIT AMOUNT AND TERMS

1.1                                 Line of Credit Amount.

(a)                                  During the availability period described below, the Bank will provide a line of credit to the Borrower.  The amount of the line of credit (the “Facility No. 1 Commitment”) is Four Million Dollars ($4,000,000.00).

(b)                                 This is a revolving line of credit.  During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)                                  The Borrower agrees not to permit the principal balance outstanding to exceed the Facility No. 1 Commitment.  If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.

1.2                                 Availability Period.  The line of credit is available between the date of this Agreement and April 30, 2004, or such earlier date as the availability may terminate as provided in this Agreement (the “Facility No. 1 Expiration Date”).

1.3                                 Repayment Terms.

(a)                                  The Borrower will pay interest on May 31, 2003 and then on the last day of each month  thereafter until payment in full of any principal outstanding under this line of credit.

(b)                                 The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Facility No. 1 Expiration Date.

1.4                                 Interest Rate.

(a)                                  The interest rate is a rate per year equal to the Bank’s Prime Rate.

(b)                                 The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate.  The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans.  The Bank may price loans to its customers at, above, or below the Prime Rate.  Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

1.5                                 Letters of Credit.

(a)                                  During the availability period, at the request of the Borrower, the Bank will issue:

(i)                                     Commercial letters of credit with a maximum maturity not to extend more than 365 days beyond the Facility No. 1 Expiration Date.

(ii)                                  Standby letters of credit with a maximum maturity not to extend more than 365 days beyond the Facility No. 1 Expiration Date.

(b)                                 The amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed Three Million Dollars ($3,000,000.00).

(c)                                  In calculating the principal amount outstanding under the Facility No. 1 Commitment, the calculation shall include the amount of any letters of credit outstanding, including amounts drawn on any letters of credit and not yet reimbursed.

(d)                                 The Borrower agrees:

(i)                                     Any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement.  The amount will bear interest and be due as described elsewhere in this Agreement.

(ii)                                  If there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(iii)                               The issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank’s written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(iv)                              To sign the Bank’s form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

(v)                                 To pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(vi)                              To allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(vii)                           Borrower agrees to pay the Bank a non-refundable fee equal to the Applicable Margin for LIBOR/IBOR Rate described in Section 2.9 less 50 basis points per annum applied to the outstanding undrawn amount of each standby letter of credit.  Such fee shall be calculated and payable on the date each letter of credit is issued, and on the anniversary date of the letter of credit, if any, calculated on the basis of the face amount outstanding on the day the fee is calculated, and utilizing the Applicable Margin in effect on such date.

2.                                       FACILITY NO. 2:  TERM LOAN AMOUNT AND TERMS

2.1                                 Loan Amount.  The Bank agrees to provide a term loan to the Borrower in the amount of Fifteen Million Dollars ($15,000,000.00) (the “Facility No. 2 Commitment”).

2.2                                 Availability Period.  The loan is available in one disbursement from the Bank as soon as reasonably practical after the execution of this Agreement and satisfaction of the Conditions described in Section 6.

2.3                                 Repayment Terms.

(a)                                  The Borrower will pay all accrued but unpaid interest on May 31, 2003 and then on the last day of each month thereafter and upon payment in full of the principal of the loan.

(b)                                 The Borrower will repay principal in 10 successive quarterly installments of Seven Hundred Fifty Thousand Dollars ($750,000.00) starting September 30, 2003.  On March 31, 2006, the Borrower will repay the remaining principal balance plus any interest then due.

(c)                                  The Borrower may prepay the loan in full or in part at any time in an amount not less than One Hundred Thousand Dollars ($100,000.00).  The prepayment will be applied to the most remote payment of principal due under this Agreement.  A prepayment may result in a prepayment fee under Section 2.7 or Section 2.8.

2.4                                 Interest Rate.

(a)                                  The interest rate is a rate per year equal to the Bank’s Prime Rate, plus the Applicable Margin as defined below.

2.5                                 Optional Interest Rates.  Instead of the interest rate based on the rate stated in the paragraph entitled “Interest Rate” above, the Borrower may elect the optional interest rates listed below for this Facility No. 2 during interest periods agreed to by the Bank and the Borrower.  The optional interest rates shall be subject to the terms and conditions described later in this Agreement.  Any principal amount bearing interest at an optional rate under this Agreement is referred to as a “Portion.”  The following optional interest rates are available:

(a)                                  The LIBOR Rate plus the Applicable Margin as defined below.

(b)                                 The IBOR Rate plus the Applicable Margin as defined below.

2.6                                 Optional Rates.  Each optional interest rate is a rate per year.  Interest will be paid on the last day of each month during the interest period.  At the end of any interest period, the interest rate will revert to the Bank’s Prime Rate plus the Applicable Margin as defined below, unless the Borrower has designated another optional interest rate for the Portion.  No Portion will be converted to a different interest rate during the applicable interest period.  Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs.

2.7                                 LIBOR Rate.  The election of LIBOR Rates shall be subject to the following terms and requirements:

(a)                                  The interest period during which the LIBOR Rate will be in effect will be one, two, or three months.  The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in New York and London and dealing in offshore dollars (a “LIBOR Banking Day”).  The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b)                                 Each LIBOR Rate Portion will be for an amount not less than One Million Dollars ($1,000,000.00).

(c)                                  The “LIBOR Rate” means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent.  (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

LIBOR Rate =	London Inter-Bank Offered Rate
(1.00 - Reserve Percentage)

Where,

(i)                                     “London Inter-Bank Offered Rate” means the interest rate at which the Bank’s London Banking Center, London, Great Britain, would offer U.S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period.  A “London Banking Day” is a day on which the Bank’s London Banking Center is open for business and dealing in offshore dollars.

(ii)                                  “Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent.  The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d)                                 The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon Portland time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above.  For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(e)                                  The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

(i)                                     Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

(ii)                                  the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.

(f)                                    Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below.  A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(g)                                 The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing.  For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

2.8                                 IBOR Rate.  The election of IBOR Rates shall be subject to the following terms and requirements:

(a)                                  The interest period during which the IBOR Rate will be in effect will be no shorter than 7 days and no longer than 90 days.  The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

(b)                                 Each IBOR Rate Portion will be for an amount not less than One Million Dollars ($1,000,000.00).

(c)                                  The “IBOR Rate” means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent.  (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

IBOR Rate =	IBOR Base Rate
(1.00 - Reserve Percentage)

Where,

(i)                                     “IBOR Base Rate” means the interest rate at which the Bank’s Grand Cayman Banking Center, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

(ii)                                  “Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent.  The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d)                                 The Bank will have no obligation to accept an election for an IBOR Rate Portion if any of the following described events has occurred and is continuing:

(i)                                     Dollar deposits in the principal amount, and for periods equal to the interest period, of an IBOR Rate Portion are not available in the offshore dollar inter-bank market; or

(ii)                                  the IBOR Rate does not accurately reflect the cost of an IBOR Rate Portion.

(e)                                  Each prepayment of an IBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below.  A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(f)                                    The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing.  For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

2.9                                 Applicable Margin.  The Applicable Margin shall be the following amounts per annum, based upon the Leverage Ratio (as defined in the “Covenants” section of this Agreement) on a rolling four quarter basis, as set forth in the most recent compliance certificate received by the Bank as required in the Covenants section:

Applicable Margin (in basis points per annum)
Pricing Level	Leverage Ratio	Offshore Applicable Margin	Prime Rate Applicable Margin
1	>2.00x	325 bps	50 bps
2	>1.50x but <2.00x	295 bps	25 bps
3	>1.00x but <1.50x	265 bps	0 bps
4	<1.00x	235 bps	0 bps

The Applicable Margin shall be in effect from the date the most recent compliance certificate is received by the Bank until the date the next compliance certificate is received; provided, however, that if the Borrower fails to timely deliver the next compliance certificate, the Applicable Margin from the date such compliance certificate was due until the date such compliance certificate is received by the Bank shall be the highest pricing level set forth above.

Notwithstanding the foregoing, until the Bank receives the compliance certificate as of June 30, 2003, the Applicable Margin shall be as indicated for pricing level 1.  Thereafter, until the Bank receives the compliance certificate as of September 30, 2003, the Applicable Margin shall be as specified for the Leverage Ratio actually achieved or for pricing level 3, whichever results in the greatest Applicable Margin.  Thereafter, the Applicable Margin shall reflect the Leverage Ratio actually achieved.

3.                                       FEES AND EXPENSES

3.1                                 Fees.

(a)                                  Loan Fee.

(i)                                     The Borrower agrees to pay a loan fee on Facility No. 1 in the amount of Ten Thousand Dollars ($10,000.00).  This fee is due on the date of this Agreement.

(ii)                                  The Borrower agrees to pay a loan fee on Facility No. 2 in the amount of Fifty Six Thousand Two-Hundred Fifty Dollars ($56,250.00).  This fee is due on the date of this Agreement.

(b)                                 Waiver Fee.  If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment.  Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower.  The Bank may impose additional requirements as a condition to any waiver or amendment.

(c)                                  Late Fee.  To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late.  The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

(d)                                 Unused Commitment Fee.  The Borrower agrees to pay a fee on any difference between the Facility No. 1 Commitment and the amount of credit it actually uses, determined by the average of the daily amount of credit outstanding during the specified period.  The fee will be calculated at 0.35% per year.  The calculation of credit outstanding shall include the undrawn amount of letters of credit.  This fee shall be paid quarterly in arrears.

3.2                                 Expenses.  The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

3.3                                 Reimbursement Costs.

(a)                                  The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement.  Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.

(b)                                 The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower’s books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require, not to exceed one per year while loan is not in default.  The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

4.                                       COLLATERAL

4.1                                 Personal Property.  The Borrower’s obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below.  The collateral is further defined in security agreement(s) executed by the Borrower.  In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower (or, if there is more than one Borrower, any one of them) to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing or received written notice thereof).  All personal property collateral securing any other present or future obligations of the Borrower (or, if there is more than one Borrower, any one of them) to the Bank shall also secure this Agreement.

(a)                                  Machinery and Equipment.

(b)                                 Inventory.

(c)                                  Receivables.

(d)                                 Stock and other securities as follows:  100% of the shares of stock or other equity interests in TRM Copy Centers (USA) Corporation, 100% of the shares of stock or other equity interests in TRM ATM Corporation, and 65% of the shares or other equity interests of TRM (ATM) Ltd.

Regulation U of the Board of Governors of the Federal Reserve System places certain restrictions on loans secured by margin stock (as defined in the Regulation).  The Bank and the Borrower shall comply with Regulation U.  If any of the collateral is margin stock, the Borrower shall provide to the Bank a Form U-1 Purpose Statement.

(e)                                  Patents, trademarks and other general intangibles.

4.2                                 Lent Collateral.  The Borrower’s obligation to the Bank under this agreement will be secured by personal property now owned or owned in the future by TRM Copy Centers (USA) Corporation and TRM ATM Corporation as listed below.  The collateral is further defined in security agreements executed by such corporations.

(a)                                  Machinery and Equipment.

(b)                                 Inventory.

(c)                                  Receivables.

(d)                                 Patents, trademarks and other general intangibles.

(e)                                  Applicable to TRM Copy Centers (USA) Corporation only, 65% of the shares of stock or other equity interests in TRM Copy Centres (Canada) Ltd. and TRM Copy Centres (U.K.) Ltd. The foregoing are called “Material Foreign Subsidiaries.”

4.3                                 Subsidiary Guaranties.  The Borrower’s obligations to the Bank under this Agreement will be guaranteed by TRM Copy Centers (USA) Corporation and TRM ATM Corporation.

The foregoing are called “Guarantors.”

5.                                       DISBURSEMENTS, PAYMENTS AND COSTS

5.1                                 Disbursements and Payments.

(a)                                  Each payment by the Borrower will be made in immediately available funds by direct debit to a deposit account as specified below or by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States.

(b)                                 Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank.  In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

5.2                                 Telephone and Telefax Authorization.

The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(a)                                  Advances will be deposited in and repayments will be withdrawn from account number 28011-01047 owned by Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

(b)                                 The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions.  This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

5.3                                 Direct Debit (Pre-Billing).

(a)                                  The Borrower agrees that the Bank will debit deposit account number 28011-01047 owned by Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the

Borrower (the “Designated Account”) on the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”).

(b)                                 Prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount”).  The bill will be mailed a specified number of calendar days prior to the Due Date, which number of days will be mutually agreed from time to time by the Bank and the Borrower.  The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c)                                  The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the “Accrued Amount”).  If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

(i)                                     If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy.  The Borrower will not be in default by reason of any such discrepancy.

(ii)                                  If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding.  The Bank will not pay the Borrower interest on any overpayment.

(d)                                 The Borrower will maintain sufficient funds in the Designated Account to cover each debit.  If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

5.4                                 Banking Days.  Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market.  All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day.  All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

5.5                                 Interest Calculation.  Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed.  This results in more interest or a higher fee than if a 365-day year is used.  Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

5.6                                 Default Rate.  Upon the occurrence of any default under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 4.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.  This may result in compounding of interest.  This will not constitute a waiver of any default.

6.                                       CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

6.1                                 Conditions to First Extension of Credit.  Before the first extension of credit:

(a)                                  Authorizations.  If any Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by such Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

(b)                                 Governing Documents.  A copy of the Borrower’s organizational documents.

(c)                                  Guaranties.  Guaranties signed by TRM Copy Centers (USA) Corporation and TRM ATM Corporation.

(d)                                 Security Agreements.  (i) Original security agreements signed by Borrower, TRM ATM Corporation and by TRM Copy Centers (USA) Corporation, (ii) original pledge agreements signed by Borrower and TRM Copy Centers (USA) Corporation covering all of the equity securities of the Guarantors, (iii) original pledge agreements signed by TRM Copy Centers (USA) Corporation covering sixty-five percent (65%) of the equity securities of the Material Foreign Subsidiaries, and (iv) such assignments, financing statements, fixture filings and delivery of pledged securities indorsed in blank, which the Bank requires in connection with such security agreements and pledge agreement, all in form and substance satisfactory to Bank.

(e)                                  Perfection and Evidence of Priority. Financing statements and fixture filings (and any collateral in which the Bank requires a possessory security interest), together with evidence that the security interests and liens in favor of the Bank are valid, enforceable, and prior to all others’ rights and interests, except those the Bank consents to in writing.

(f)                                    Payment of Fees.  Payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled “Reimbursement Costs.”

(g)                                 Insurance.  Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

(h)                                 Legal Opinion.  Written opinions from the Borrower’s legal counsel, covering such matters as the Bank may require.  The legal counsel and the terms of the opinion must be acceptable to the Bank.

(i)                                     Good Standing.  Certificates of good standing or existence for the Borrower and each Guarantor from its state or country of formation.

(j)                                     Other Items.  Any other items that the Bank reasonably requires.

7.                                       REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties.  Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

7.1                                 Formation.  If any Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state where organized.

7.2                                 Authorization.  This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

7.3                                 Enforceable Agreement.  This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

7.4                                 Good Standing.  In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes, except where failure to do any of the foregoing is not reasonably likely to result in a material adverse impact to the Borrower or the collateral.

7.5                                 No Conflicts.  This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound, except where such conflict would not result in a material adverse impact to the Borrower or the collateral.

7.6                                 Financial Information.  All financial and other information that has been or will be supplied to the Bank is sufficiently complete to fairly present in all material respects the Borrower’s (and any guarantor’s) financial condition, including all material contingent liabilities.  Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor).  If any Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.

7.7                                 Lawsuits.  There is no lawsuit, tax claim or other dispute pending or, to Borrower’s knowledge, threatened against the Borrower which, if lost, would impair the Borrower’s financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

7.8                                 Collateral.  All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those disclosed on Schedule 7.8 attached.

7.9                                 Permits, Franchises.  The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged, except where such failure would not result in a material adverse impact to the Borrower or the collateral.

7.10                           Other Obligations.  The Borrower is not in default on any material obligation for borrowed money, any material purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

7.11                           Tax Matters.  The Borrower has no knowledge of any pending material assessments or material adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

7.12                           No Event of Default.  There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

7.13                           Insurance.  The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

7.14                           Location of Borrower.  Borrower’s place of business (or, if any Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower’s signature on this Agreement. Borrower and each Guarantor is an Oregon corporation.

7.15                           Tax Shelter Regulations.  Borrower does not intend to treat the loans and/or letters of credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify Bank.  If Borrower so notifies the Bank, Borrower acknowledges that the Bank may treat the loans and/or letters of credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and the Bank will maintain the lists and other records required by such Treasury Regulation.

8.                                       COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

8.1                                 Use of Proceeds.

(a)                                  To use the proceeds of Facility No. 1 as described in Section 10.11 and for general business purposes.

(b)                                 To use the proceeds of Facility No. 2 as described in Section 10.11 and for general business purposes.

8.2                                 Financial Information.  To provide the following financial information and statements in form and scope reasonably acceptable to the Bank, and such additional information as requested by the Bank from time to time:

(a)                                  Within 120 days of the fiscal year end, the annual financial statements of Borrower, certified and dated by an authorized financial officer.  These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank.  The statements shall be prepared on a consolidated basis.

(b)                                 Copies of the Form 10-K Annual Report for Borrower within 120 days of Borrower’s fiscal year end.

(c)                                  Within 30 days of the period’s end, monthly financial statements of Borrower, certified and dated by an authorized financial officer.  The statements shall be prepared on a consolidated basis and will also include consolidating and/or divisional financial statements.

(d)                                 Copies of the Form 10-Q Quarterly Report for Borrower within 45 days of quarter end.

(e)                                  Financial projections for the subsequent two fiscal years, specifying the assumptions used in creating the projections.  The projections shall be provided to the Bank no less often than 60 days after the end of each fiscal year.

(f)                                    Within the period(s) provided in (a) and (d) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

(g)                                 If Borrower notifies the Bank of any intention to treat loans and/or letters of credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form.

8.3                                 Minimum Tangible Net Worth.  To maintain on a consolidated basis Tangible Net Worth equal to at least the sum of the following:

(a)                                  Forty Million Dollars ($40,000,000.00); plus

(b)                                 the sum of 50% of net income after income taxes (without subtracting losses) earned in each quarterly accounting period commencing after March 31, 2003; plus

(c)                                  75% of net proceeds from any equity securities issued after the date of this Agreement; plus

(d)                                 any increase in stockholders’ equity resulting from the conversion of debt securities to equity securities after the date of this Agreement.

“Tangible Net Worth” means the value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers) less total liabilities, including but not limited to accrued and deferred income taxes.

Compliance with this covenant will be determined at the end of each quarter.

8.4                                 Minimum Fixed Charge Coverage Ratio.  To maintain on a consolidated basis a Fixed Charge Coverage Ratio of at least 1.50:1.00.

“Fixed Charge Coverage Ratio” means the ratio of (a) the sum of EBITDA, less taxes, dividends, and unfunded capital expenditures to (b) the sum of current portion of long-term debt, plus interest expense. In computing EBITDA for the purpose of this and the following covenant, commercial paper/cash securitization expense will be treated as an operating expense and not treated as interest.  The following one-time additions to EBITDA relating to non-cash charges taken in the fourth quarter of 2002 shall be made in calculating EBITDA for any period in which such additions are applicable:

(a)                                  Mita inventory adjustment, $1,930,258;

(b)                                 Redundancy accrual, $686,211;

(c)                                  Litigation settlement reserve, $1,788,000;

(d)                                 Vehicle lease provision, $400,000.

This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and the 3 immediately preceding fiscal quarters.

8.5                                 Maximum Leverage Ratio.  To maintain on a consolidated basis a Leverage Ratio of less than 2.25:1.0 from the date of this Agreement through September 30, 2003 and less than 2.00:1.0 thereafter.

“Leverage Ratio” means the ratio of Funded Debt to EBITDA.

“Funded Debt” means all outstanding indebtedness for borrowed money and other interest-bearing indebtedness, including current and long term indebtedness.

This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and the 3 immediately preceding fiscal quarters.

8.6                                 Accounts Payable Days.  To maintain at the end of each quarter, on a consolidated basis, Accounts Payable Days at or below 50 days.  “Accounts Payable Days” is the number calculated by dividing trade accounts payable outstanding at the end of any quarter by the cost of goods sold for the 12 month period ended at the end of such quarter multiplied by 365.  Depreciation shall not be included in cost of goods sold for purposes of this calculation.

8.7                                 Out of Facility No. 1 Period.  To reduce the amount of advances outstanding under Facility No. 1 to 0 for a period of at least 30 consecutive days in each Line-Year. “Line-Year” means the period between the date of this Agreement and the date one year thereafter and each subsequent one-year period (if any).  For purposes of this Section, “Advances” does not include undrawn amount of outstanding letters of credit.

8.8                                 Other Debts.  Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others (or to permit any subsidiary of Borrower  to do so) without the Bank’s written consent.  This does not prohibit:

(a)                                  Acquiring goods, supplies, or merchandise on normal trade credit.

(b)                                 Endorsing negotiable instruments received in the usual course of business.

(c)                                  Obtaining surety bonds in the usual course of business.

(d)                                 Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(e)                                  Liabilities for the purchase or lease of equipment if such purchase or lease is not restricted by the restriction on capital expenditures set forth below.

(f)                                    Unsecured liabilities not exceeding $2,500,000 in any fiscal year.

8.9                                 Other Liens.  Not to create, assume, allow or permit any security interest or lien (including judicial liens) on property it now or later owns, or permit any subsidiary of Borrower to do so except:

(a)                                  Liens and security interests in favor of the Bank.

(b)                                 Liens for taxes not yet due.

(c)                                  Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d)                                 Carrier’s, warehousemen’s, mechanics’, materialmen’s or other like liens arising in the ordinary course of business, which are not overdue for a period of more than 60 days, or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable person.

(e)                                  Attachment, judgment or similar liens arising in connection with litigation or other legal proceedings (and not otherwise an Event of Default hereunder) in the ordinary course of business that are currently being contested in good faith by appropriate proceedings, and for which adequate reserves have been set aside.

(f)                                    Purchase money liens or security interest in connection with the purchase or lease of equipment not restricted by the restriction on capital expenditures set forth below.

8.10                           Maintenance of Assets.

(a)                                  Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower’s business or the Borrower’s assets except in the ordinary course of the Borrower’s business, as in a sale of copiers that are obsolete and have been fully depreciated, nor permit any of its subsidiaries to do so.

(b)                                 Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so nor permit any of its subsidiaries to do so.

(c)                                  Not to enter into any sale and leaseback agreement covering any of its fixed assets nor permit any of its subsidiaries to do so, unless proceeds from such transaction are used to reduce the outstanding balance of Facility No. 2.

(d)                                 To maintain and preserve all rights, privileges, and franchises the Borrower now has and cause its subsidiaries to do so.

(e)                                  To make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition and cause its subsidiaries to do so.

8.11                           Investments.  Not to have any existing, or make any new,  investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, or permit any of its subsidiaries to do so, without the Bank’s permission, which permission shall not be unreasonably withheld, except for:

(a)                                  Existing investments disclosed to the Bank in writing.

(b)                                 Investments in the Borrower’s current subsidiaries.

(c)                                  Investments in any of the following:

(i)                                     certificates of deposit;

(ii)                                  U.S. treasury bills and other obligations of the federal government;

8.12                           Loans.  Not to make any loans, advances or other extensions of credit to any individual or entity, or permit any of its subsidiaries to do so except for:

(a)                                  Existing extensions of credit disclosed to the Bank in writing.

(b)                                 Extensions of credit to the Borrower’s current subsidiaries.

(c)                                  Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

8.13                           Dividends-Stock Repurchases.  Not to declare or pay any dividends on any of its capital stock except dividends payable in capital stock of Borrower, and not to purchase or redeem any of its capital stock in excess of $1,500,000 in any fiscal year.

8.14                           Additional Negative Covenants.  Not to, without the Bank’s written consent, do any of the following things or permit any of Borrower’s subsidiaries to do such things:

(a)                                  engage in any material business activities substantially different from the Borrower’s, Guarantor’s or Material Foreign Subsidiary’s present business.

(b)                                 liquidate or dissolve the Borrower’s, Guarantor’s or Material Foreign Subsidiary’s business, except that a Guarantor or Material Foreign Subsidiary may liquidate if its assets are transferred to Borrower or another Guarantor or Material Foreign Subsidiary.

(c)                                  enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company without written consent of Bank.

(d)                                 sell, assign, lease, transfer or otherwise dispose of any material part of the Borrower’s or any Guarantor’s or Material Foreign Subsidiary’s business or the Borrower’s or any Guarantor’s or Material Foreign Subsidiary’s assets except in the ordinary course of the Borrower’s or Guarantor’s or Material Foreign Subsidiary’s business, and except that Borrower, Guarantors and Material Foreign Subsidiaries may dispose of their presently owned Savin liquid toner copy machines.

(e)                                  acquire or purchase a business or its assets.

(f)                                    voluntarily suspend its business for more than 7 days in any 30-day period.

(g)                                 pledge or mortgage of assets of Borrower or any Guarantor or Material Foreign Subsidiary, except as permitted above.

(h)                                 except for loans or capital contributions specifically permitted herein, transfer money or assets to TRM ATM Corporation or any other affiliate whose business is utilizing ATM machines.

(i)                                     to expend or become obligated to expend for capital expenditures more than the sum of $2,500,000 in fiscal year 2003 or more than $5,000,000 in any fiscal year thereafter.

8.15                           Notices to Bank.  To promptly notify the Bank in writing of:

(a)                                  Any lawsuit over One Million Dollars ($1,000,000.00) against the Borrower (or any guarantor or, if any Borrower is comprised of the trustees of a trust, any trustor).

(b)                                 Any substantial dispute between any governmental authority and the Borrower (or any guarantor or, if any Borrower is comprised of the trustees of a trust, any trustor).

(c)                                  Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d)                                 Any material adverse change in the Borrower’s (or any guarantor’s, or, if any Borrower is comprised of the trustees of a trust, any trustor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e)                                  Any change in the Borrower’s name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(f)                                    Any actual material contingent liabilities of any Borrower (or any guarantor or, if any Borrower is comprised of the trustees of a trust, any trustor), and any such material contingent liabilities which are reasonably foreseeable.

8.16                           Insurance.

(a)                                  General Business Insurance.  To maintain insurance as is usual for the business it is in.

(b)                                 Insurance Covering Collateral.  To maintain all risk property damage insurance policies covering the tangible property comprising the collateral.  Each insurance policy must be in an amount reasonably acceptable to the Bank.  The insurance must be issued by an insurance company reasonably acceptable to the Bank and must include a lender’s loss payable endorsement in favor of the Bank in a form reasonably acceptable to the Bank.

(c)                                  Business Interruption Insurance.  To maintain a business interruption insurance policy in an amount, and with an insurer acceptable to the Bank, and with the Bank named as an additional loss payee.

(d)                                 Flood Insurance.  If any improved real property collateral is located in a designated flood hazard area, or becomes located in a designated flood hazard area after the date of this Agreement as a result of any re-mapping of flood insurance maps by the Federal Emergency Management Agency, the Borrower will be required to maintain flood insurance on the real property and on any tangible personal property collateral located on the real property.

(e)                                  Evidence of Insurance.  Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

8.17                           Compliance with Laws.  To comply in all material respects with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower’s business.

8.18                           ERISA Plans.  Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.  Capitalized terms in this paragraph shall have the meanings defined within ERISA.

8.19                           Books and Records.  To maintain adequate books and records.

8.20                           Audits.  To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time.  If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

8.21                           Perfection of Liens.  To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

8.22                           Cooperation.  To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

9.                                       DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice.  In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity.  If an event of default occurs under the paragraph entitled  “Bankruptcy,” below, with respect to any Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

9.1                                 Failure to Pay.  The Borrower fails to make a payment under this Agreement when due other than an interest payment or a payment of fees or expenses.

9.2                                 Failure to Pay Interest.  The Borrower fails to make an interest payment or a payment of fees or expenses under this Agreement within three calendar days of the date when due.

9.3                                 Other Bank Agreements.  The Borrower (or any Obligor) or any of the Borrower’s subsidiaries fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or any Obligor) or any of the Borrower’s subsidiaries has with the Bank or any affiliate of the Bank.  If in the Bank’s opinion the breach is capable of being remedied, the breach will not be considered an Event of Default under this Agreement for a period of 30 days; provided however, the Bank will not be obligated to extend any additional credit to the Borrower during such 30-day period.  For purposes of this Agreement, “Obligor” shall mean any Guarantor, any party pledging collateral to the Bank.

9.4                                 Cross-default.  Any default occurs under any agreement in connection with any credit greater than One Million Dollars ($1,000,000.00) that the Borrower (or any Obligor) or any of the Borrower’s subsidiaries has obtained from anyone other than Bank else or which the Borrower (or any Obligor) or any of the Borrower’s subsidiaries has guaranteed, if the default is not cured within 30 days; provided however, the Bank will not be obligated to extend any additional credit to the Borrower during such 30-day period.

9.5                                 False Information.  The Borrower or any Obligor has given the Bank false or misleading information or representations.

9.6                                 Bankruptcy.  The Borrower, any Obligor, or any general partner of the Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower, any Obligor, or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors.

9.7                                 Receivers.  A receiver or similar official is appointed for a substantial portion of the Borrower’s or any Obligor’s business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

9.8                                 Lien Priority.  The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

9.9                                 Judgments.  Any judgments or arbitration awards are entered against the Borrower or any Obligor, or the Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of One Million Dollars ($1,000,000.00) or more in excess of any insurance coverage, and such award or settlement is not satisfied within 30 days after such settlement or the entry of such judgment or award; provided, however, the Bank will not be obligated to extend any additional credit to the Borrower during such 30-day period.

9.10                           Material Adverse Change.  A material adverse change occurs, or is reasonably likely to occur, in the Borrower’s (or any Obligor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit of the Borrower and its subsidiaries as a whole.

9.11                           Government Action.  Any government authority takes action that the Bank believes materially adversely affects the Borrower’s or any Obligor’s financial condition or ability to repay.

9.12                           Default under Related Documents, Revocation of Guaranty.  Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any Guarantor revokes or disavows its Guaranty or purports to do so.

9.13                           ERISA Plans.  Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing)  which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

(a)                                  A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)                                 Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

9.14                           Other Breach Under Agreement.  The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article.  This includes any failure or anticipated failure by the Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.  If in the Bank’s opinion the breach is capable of being remedied, the breach will not be considered an Event of Default under this Agreement for a period of 30 days; provided however, the Bank will not be obligated to extend any additional credit to the Borrower during such 30-day period.

9.15                           Loss of Access to Cash.  For a period of more than two consecutive days the Borrower does not have access to cash to service its ATM machines at the present level, regardless of what causes such loss of access to cash.

10.                                 ENFORCING THIS AGREEMENT; MISCELLANEOUS

10.1                           GAAP.  Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

10.2                           Oregon Law.  This Agreement is governed by Oregon law.

10.3                           Successors and Assigns.  This Agreement is binding on the Borrower’s and the Bank’s successors and assignees.  The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent.  The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees.  If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

10.4                           Arbitration and Waiver of Jury Trial.

(a)                                  This paragraph concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”).  For the purposes of this arbitration provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)                                 At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the “Act”).  The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)                                  Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof (“JAMS”), and the terms of this paragraph.  In the event of any inconsistency, the terms of this paragraph shall control.

(d)                                 The arbitration shall be administered by JAMS and conducted, unless otherwise required by law, in any U. S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement.  All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators.  All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing.  However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days.  The arbitrator(s) shall provide a concise written statement of reasons for the award.  The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

(e)                                  The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit.  Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s).  The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)                                    This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)                                 The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)                                 BY AGREEING TO BINDING ARBITRATION, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM.  FURTHERMORE, WITHOUT INTENDING IN ANY WAY TO LIMIT THIS AGREEMENT TO ARBITRATE, TO THE EXTENT ANY CLAIM IS NOT ARBITRATED, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF SUCH CLAIM.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

10.5                           Severability; Waivers.  If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced.  The Bank retains all rights, even if it makes a loan after default.  If the Bank waives a default, it may enforce a later default.  Any consent or waiver under this Agreement must be in writing.

10.6                           Attorneys’ Fees.  The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement.  In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator.  In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case.  As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

10.7                           Confidentiality.  Bank shall use any confidential non-public information concerning Borrower and its subsidiaries that is furnished to it by or on behalf of Borrower and its subsidiaries in connection with this Agreement (collectively, “Confidential Information”) solely for the purpose of evaluating and providing products and services to them, and administering and enforcing this Agreement and related documents, and it will hold the Confidential Information in confidence.  Notwithstanding the foregoing, Bank may disclose Confidential Information to (i) any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of the Bank’s business in connection with the exercise of such authority or claimed authority; (ii) the extent necessary or appropriate to effect or preserve Bank’s security or to enforce any right or remedy in connection with any claims asserted by or against Bank; (iii) representatives whom it determines need to know such information for the purposes set forth in this Section; and (iv) any bank or financial institution or other entity to which Bank has assigned or desires to assign an interest or participation in this Agreement or the advances, provided that any such recipient of Confidential Information agrees to keep such Confidential Information confidential as specified herein.  For purposes hereof, the term “Confidential Information” shall not include information that is in Bank’s possession prior to its being provided by or on behalf of Borrower, and shall not include information which is or becomes publicly available other than through a breach hereof by the Bank, or information that becomes available to the Bank on a non-confidential basis.  Notwithstanding anything herein to the contrary, “Confidential Information” shall not include, and the Bank may disclose to any and all persons, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Bank relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment of tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the loans, letters of credit and transactions contemplated hereby.

10.8                           One Agreement.  This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)                                  represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)                                 replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)                                  are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.  Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

10.9                           Indemnification.  The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit.  This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel).  This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns.  This indemnity will survive repayment of the Borrower’s obligations to the Bank.  All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.  The foregoing indemnity shall not, as to any indemnitee, be available to the extent that such loss, liability, damages, judgments or costs are determined by court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such indemnitee.

10.10                     Notices.  Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.  Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

10.11                     Existing Agreement.  This Agreement supersedes the Third Amended and Restated Business Loan Agreement dated as of July 21, 2000, as amended, and the proceeds of the Facilities described in this Agreement shall be used to pay off all obligations under such Third Amended and Restated Business Loan Agreement, except that any letters of credit issued pursuant thereto shall be deemed issued pursuant to this Agreement and shall be controlled hereby.

10.12                     Headings.  Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

10.13                     Counterparts.  This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

10.14                 Oral Agreements.  UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE BANK AFTER OCTOBER 3, 1989, CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY US TO BE ENFORCEABLE.

This Agreement is executed as of the date stated at the top of the first page.

Bank of America, N.A.		TRM Corporation

By	/s/ Eric Eidler	By	/s/ Kenneth Lewis Tepper

Typed Name	Eric Eidler	Typed Name	Kenneth Lewis Tepper

Title	Senior Vice President	Title	President and Chief Executive Officer

Address where notices to the Bank are to be sent:		Address where notices to the Borrower are to be sent:

Oregon Commercial Banking #04614		5208 N.E. 122nd Avenue
121 S.W. Morrison Street, Suite 1700		Portland, OR 97230
Portland, OR 97204

Facsimile: (503) 275-1391		Telephone: (503) 257-8766
Facsimile: (800) 219-7805